Exhibit 23.2

[LETTERHEAD OF KPMG]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
SmarTire Systems Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-122098, 333-107904, 333-107903, 333-93021, 333-80923, 333-67751, 333-55810, and 333-135713) on Form S-8 of SmarTire Systems Inc. of our report dated September 16, 2005, except for note 13 which is as of September 23, 2005, and note 4 which is as of June 30, 2006, with respect to the consolidated balance sheet of SmarTire Systems Inc. as of July 31, 2005, and the related consolidated statements of operations, stockholders’ equity (capital deficit) and comprehensive loss, and cash flows for the years ended July 31, 2005, and July 31, 2004, which report appears in the July 31, 2006 annual report on Form 10-KSB of SmarTire Systems Inc. Our report dated September 16, 2005, except for note 13 which is as of September 23, 2005, and note 4 which is as of June 30, 2006 includes additional comments for U.S. readers on Canada - U.S. reporting differences that states that the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP
Chartered Accountants

Vancouver, Canada
October 30, 2006